Exhibit 4.10
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WEATHERFORD US HOLDING, LLC
This First Amendment to the Second Amended and Restated Limited Liability Company Agreement (the “Amendment”) of Weatherford US Holding, LLC, a Delaware limited liability company (the “Company”), is dated effective as of August 5, 2026, by the sole member, Weatherford International Holdings GmbH, a Switzerland limited liability company (the “Sole Member”), for the purpose of amending the Company’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”).
AMENDMENT
NOW THEREFORE, the Sole Member hereby amends the LLC Agreement as follows:
1.Article I, Section 9 of the LLC Agreement shall be amended and restated in its entirety to read as follows:
The name and business or mailing address of the Member of the Company is as follows:

Member	Units of Limited Liability Company Interest	Percentage of Limited Liability Company Interests
Weatherford International Holdings GmbH Weststrasse 1 Baar 6340, Switzerland	100	100%
2.    This Amendment shall not affect any terms or provisions of the LLC Agreement other than those expressly amended hereby and is only intended to amend, alter or modify the LLC Agreement as expressly stated herein. Except as amended hereby, the LLC Agreement remains in effect, enforceable, and is hereby ratified and confirmed. In the event of a conflict between this Amendment and the LLC Agreement, the terms of this Amendment shall control.
IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Amendment to the LLC Agreement on this 1st day of November 2026.

SOLE MEMBER:

WEATHERFORD INTERNATIONAL HOLDINGS GMBH

By:	/s/ Mathias Neuenschwander
Name:	Mathias Neuenschwander
Title:	Chairman of the Board of Managing Officers